UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                   ----------

                                 SCHEDULE 13G/A


                   UNDER THE SECURITIES EXCHANGE ACT OF 1932
                              (Amendment No. 1)(1)


                             TARRANT APPAREL GROUP
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   876289 109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 2, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[_]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[_]  Rule 13d-1(d)


----------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 876289 109                 13G/A                     Page 2 of 5 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     Rosa Lisette Nacif Benavides
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Republic of Mexico
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN
________________________________________________________________________________

Item 1(a).  Name of Issuer:

            Tarrant Apparel Group
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

            3151 East Washington Boulevard
            Los Angeles, CA 90023
            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

            Rosa Lisette Nacif Benavides
            ____________________________________________________________________

      (b).  Address of Principal Business Office, or if None, Residence:

            Edgar Allen Poe #231
            Col. Polanco, C.P. 11550
            Mexico, D.F.
            ____________________________________________________________________

      (c).  Citizenship:

            Republic of Mexico
            ____________________________________________________________________

      (d).  Title of Class of Securities:

            Common Stock, no par value
            ____________________________________________________________________

      (e).  CUSIP Number:

            876289 109
            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

            Not Applicable
            ____________________________________________________________________

Item 4.     Ownership:

            See Rows 5 through 9 and 11 of the cover page for each Reporting Person.
            ____________________________________________________________________

Item 5.     Ownership of Five Percent or Less of a Class:

            Not Applicable.
            ____________________________________________________________________

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person:

            Not Applicable.
            ____________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

            Not Applicable.
            ____________________________________________________________________

Item 8.     Identification  and  Classification  of Members of the Group:

            Not Applicable.
            ____________________________________________________________________

Item 9.     Notice of Dissolution of Group:

            Not Applicable.
            ____________________________________________________________________

Item 10.    Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 December 14, 2004                          /s/ Rosa Lisette Nacif Benavides
                                           -------------------------------------
                                           Rosa Lisette Nacif Benavides